Exhibit 8.1

List of Subsidiaries

1.Sinovac Biotech (Hong Kong) Limited., a Hong Kong company

2.Sinovac Biotech Co., Ltd., a PRC company

3.Sinovac Life Sciences Co., Ltd., a PRC company

4.Sinovac (Dalian) Vaccine Technology Co., Ltd., a PRC company

5.Sinovac Biomed Co., Ltd., a PRC company

6.Sinovac Biotech (Singapore) Pte. Ltd., a Singapore company